UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

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NET2PHONE, INC.

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(Exact name of registrant as specified in its charter)

000-26763
(Commission File Number)

Delaware	22-3559037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Broad Street
Newark, New Jersey 07102
(Address of principal executive offices, with zip code)

(973) 438-3111
(Registrant's telephone number, including area code)

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(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 8.01 Other Events.

     On June 28, 2005, Net2Phone, Inc. received a letter from IDT Corporation notifying the Net2Phone Board of Directors that IDT intends to make an offer to purchase all outstanding shares of common stock of Net2Phone not owned by IDT or its affiliates, at a price of $1.70 per share, net to the sellers in cash, without interest. IDT states that it currently, directly and indirectly, owns securities representing approximately 41% of Net2Phone's outstanding equity securities and approximately 57% of the total voting power of Net2Phone's outstanding equity securities.

     In light of the relationship between Net2Phone and IDT, the Board of Directors of Net2Phone formed a committee of independent directors in 2004 to review, evaluate and approve or disapprove of agreements and other material issues arising from time to time between IDT and Net2Phone. The Independent Committee has retained The Blackstone Group as its financial advisor and Kirkland & Ellis LLP as its legal counsel. The Independent Committee intends to carefully review the IDT proposal and potential alternatives and will respond to the proposal upon completion of its review. However, there can be no assurance as to the timeframe for the Independent Committee process nor whether any transaction will result.

     A copy of Net2Phone’s related press release dated June 29, 2005 is being filed as Exhibit 99.1 to this current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document

99.1	Press Release dated June 29, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2005	NET2PHONE, INC.

	By:	Glenn J. Williams
	Its:	Executive Vice President of Business and Legal Affairs, General Counsel and Secretary